Exhibit 99.2
(Form 10-K)
CERTIFICATION PURSUANT TO
SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008
I, Charles D. Christy, certify, based on my knowledge, that:
i.	The compensation committee of Citizens Republic Bancorp, Inc. (“Citizens”) has discussed, reviewed, and evaluated with senior risk officers on December 9, 2009, which date is within six months of September 14, 2009 (the later of September 14, 2009, or ninety days after the closing date of the Agreement between the TARP recipient and Treasury) (the “Applicable Period”) , senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Citizens;

ii.	The compensation committee of Citizens has identified and limited during the Applicable Period , the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citizens and identified any features in the employee compensation plans that pose risks to Citizens and limited those features to ensure that Citizens is not unnecessarily exposed to risks;

iii.	The compensation committee has reviewed, at least every six months during the Applicable Period , the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Citizens to enhance the compensation of an employee and has limited those features that would encourage the manipulation of reported earnings of Citizens;

iv.	The compensation committee of Citizens will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

v.	The compensation committee of Citizens will provide a narrative description of how it limited during the period beginning on June 15, 2009 and ending with the last day of Citizens’ fiscal year containing that date (“TARP Period”) the features in
A.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citizens;

B.	Employee compensation plans that unnecessarily expose Citizens to risks; and

C.	Employee compensation plans that could encourage the manipulation of reported earnings of Citizens to enhance the compensation of an employee;
vi.	Citizens has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or ''clawback’’ provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

vii.	Citizens has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the TARP Period;

viii.	Citizens has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP Period ;

ix.	The board of directors of Citizens has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and Citizens and its employees have complied with this policy during the Applicable Period, and any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

x.	Citizens will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the TARP Period;

xi.	Citizens will disclose the amount, nature, and justification for the offering during the TARP Period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

xii.	Citizens will disclose whether Citizens, the board of directors of Citizens, or the compensation committee of Citizens has engaged during the TARP Period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

xiii.	Citizens has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP Period;

xiv.	Citizens has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Citizens and Treasury, including any amendments;

xv.	Citizens will submit to the Treasury on March 25, 2010 a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of compensation, and with the name, title, an employer of each SEO and most highly compensated employee identified; and

xvi.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.
Dated: March 1, 2010

/s/ Charles D. Christy
Charles D. Christy
Executive Vice President and Chief Financial Officer